Exhibit 99

Independent Auditor’s Report

To the Management of the Trustee on Behalf of

Unit Holders of Sabine Royalty Trust

Dallas, Texas

We have audited the accompanying special purpose statement of fees and expenses (as defined in Exhibit C to the Sabine Royalty Trust Agreement) paid by Sabine Royalty Trust (Trust) to Simmons Bank as trustee and escrow agent for the year ended December 31, 2020, and the related notes to the special purpose statement.

Management’s Responsibility for the Special Purpose Statement

Management is responsible for the preparation and fair presentation of the special purpose statement in accordance with the modified cash basis of accounting, which is a comprehensive basis of accounting other than the accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the special purpose statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the special purpose statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the special purpose statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the special purpose statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the special purpose statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the special purpose statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the special purpose statement referred to above presents fairly, in all material respects, the fees and expenses paid by Sabine Royalty Trust to Simmons Bank as trustee and escrow agent for the year ended December 31, 2020, in accordance with the modified cash basis of accounting, which is a comprehensive basis of accounting other than the accounting principles generally accepted in the United States of America.

Emphasis of Matter — Basis of Accounting

We draw attention to Note 3 of the special purpose statement, which describes the basis of accounting. The special purpose statement is prepared in accordance with the modified cash basis of accounting, which

To the Management of the Trustee on Behalf of

Unit Holders of Sabine Royalty Trust

is a comprehensive basis of accounting other than the accounting principles generally accepted in the United States of America, to meet the requirements of the Sabine Royalty Trust Agreement. Our opinion is not modified with respect to this matter.

/s/ BKD, LLP

Dallas, Texas

March 17, 2021

SPECIAL PURPOSE STATEMENT OF FEES AND EXPENSES

PAID BY SABINE ROYALTY TRUST TO

SIMMONS BANK, AS TRUSTEE AND ESCROW AGENT,

FOR THE YEAR ENDED DECEMBER 31, 2020

Trustee’s Fee	$427,090
Escrow agent fee paid to Trustee	1,281,263

Total fees and expenses	$1,708,353

The accompanying notes are an integral part of this special purpose statement.

Notes

1.    Sabine Royalty Trust (the “Trust”) is an express trust formed under the laws of Texas by the Sabine Corporation Royalty Trust Agreement (the “Trust Agreement”) made and entered into effective as of December 31, 1982, between Sabine Corporation (“Sabine”), as trustor, and InterFirst Bank Dallas, N.A. (a predecessor to Bank of America, N.A.), as trustee. Southwest Bank became trustee effective May 30, 2014. Contemporaneously with the execution of the Trust Agreement, Sabine, the initial trustee and the predecessor of Southwest Bank, as escrow agent (the “Escrow Agent”), entered into an escrow agreement which establishes an escrow (the “Escrow”). Prior to distribution of units of beneficial interest (the “Units”) in the Trust to Sabine’s shareholders, Sabine transferred to the Trust royalty and mineral interests, including landowner’s royalties, overriding royalty interests, minerals (other than executive rights, bonuses and delay rentals), production payments and other similar, non-participatory interests, in certain producing and proved undeveloped oil and gas properties in six states (the “Royalty Properties”).

In May 1988, Sabine was acquired by Pacific Enterprise (“Pacific”), a California corporation. Through a series of mergers, Sabine was merged into Pacific Enterprises Oil Company (USA) (“Pacific (USA)”), a California corporation and wholly owned subsidiary of Pacific, effective January 1, 1990. This acquisition and the subsequent mergers had no effect on the Units. Pacific (USA), as successor to Sabine, has assumed by operation of law all of Sabine’s rights and obligations with respect to the Trust. As of July 31, 2006, Pacific (USA) was effectively merged into PEC Minerals LP.

Effective October 19, 2017, Simmons First National Corporation (“SFNC”) completed its acquisition of First Texas BHC, Inc., the parent company of Southwest Bank, the Trustee of the Trust. SFNC is the parent of Simmons Bank. SFNC announced that it intended to operate Southwest Bank as a separate bank subsidiary for an interim period, after which it merged it into Simmons Bank. On February 20, 2018, SFNC announced that it completed the merger of Southwest Bank into Simmons Bank (the “Bank” and “Trustee”).

The compensation agreement under the Trust Agreement provides for a “cost plus” fee payable to the Bank for all services rendered in its capacities as Trustee and Escrow Agent. Generally, the fees payable to the Bank are calculated by dividing the expenses incurred by the Bank, as Trustee and as Escrow Agent, solely for services provided by the Bank in the administration of the Trust and the Escrow by seven-tenths (0.7). Professional and other noncontributing (out-of-pocket) expenses incurred by the Bank, as Trustee or Escrow Agent, as the case may be, in the performance of its duties in the foregoing capacities are charged to the Trust or the Escrow, as the case may be, at cost. These expenses do not contribute to the fees payable to the Bank described above. Annually, the Trustee must estimate Trust and Escrow expenses contributing to the fee for the forthcoming year and publish this amount in the Trust’s first quarterly report to Unit holders. The Trustee can earn a bonus by administering the Trust for total costs that are lower than the estimate; the Trustee has not taken any bonuses that it has earned for over twenty years. The Trustee can also be penalized by forfeiture of reimbursement for part of its expense if such expenses exceed the estimate. In 2020, the Trustee earned a bonus of approximately $64,153, which the bank elected to forego.

2.    Escrow Agent’s fees and Trustee’s fees consist of a profit margin plus all fully allocated costs incurred by the Banks, as Trustee and as Escrow Agent, in performing administrative services to the Trust as specified in the Trust Agreement. Allocated costs do not include any professional and related expenses paid to third parties.

All costs incurred by the Bank in its capacity as Trustee and as Escrow Agent are accumulated in one account. Fees based thereon are allocated between the Trustee function and the Escrow Agent function according to the actual administrative services rendered by the Bank in each capacity. Any determinations by the Bank as to the allocation of the fee between the Trustee and the Escrow Agent are conclusive and binding on the Unit holders and Pacific (USA), but in no event does the Bank’s allocation affect the aggregate fee payable to the Bank.

3.    The Special Purpose Statement of Fees and Expenses is prepared on a modified cash basis, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. Trust expenses include payments made during the accounting period. Expenses are accrued to the extent of amounts that become payable on the next monthly record date following the end of the accounting period. This special purpose statement differs from statements prepared in conformity with accounting principles generally accepted in the United States of America because expenses, other than those expected to be paid on the following monthly record date, are not accrued.

This comprehensive basis of accounting other than accounting principles generally accepted in the United States of America corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts, and is the basis of accounting called for under the Trust Agreement.

4.    The need for adjustments or disclosures resulting from subsequent events has been evaluated through March 17, 2021, which is the date the special purpose statement was available to be issued. No adjustments or disclosures were required to the special purpose statement.